Exhibit 99.1

Press Release February 11, 2010
Holly Energy Partners, L.P. Reports Record Fourth Quarter and Annual Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported its financial results for the fourth quarter of 2009. For the quarter, distributable cash flow was $20.5 million, up $3.6 million or 21% from the same period last year. For the year ended December 31, 2009, distributable cash flow was $72.2 million, up $11.8 million or 20% from last year. Based on these results, HEP announced on January 27, 2010 its twenty-first consecutive quarterly distribution increase, raising the quarterly distribution from $0.795 to $0.805 per unit, representing a 5% increase over the distribution for the fourth quarter of 2008.
On December 1, 2009, we sold our 70% interest in Rio Grande Pipeline Company (“Rio Grande”) for $35 million. As a result, Rio Grande’s operating results and a gain on the sale of $14.5 million are presented in discontinued operations.
Income from continuing operations for the fourth quarter of 2009 was $12 million ($0.47 per basic and diluted limited partner unit) compared to $5.7 million ($0.28 per basic and diluted limited partner unit) for the same period of 2008. Income from continuing operations for the year ended December 31, 2009 was $46.2 million ($2.12 per basic and diluted limited partner unit) compared to $20.7 million ($1.04 per basic and diluted limited partner unit) for the same period of 2008.
Net income for the fourth quarter of 2009 was $27.6 million ($1.22 per basic and diluted limited partner unit) compared to $7.1 million ($0.37 per basic and diluted limited partner unit) for the same period of 2008. Net income for the year ended December 31, 2009 was $66 million ($3.18 per basic and diluted limited partner unit) compared to $25.4 million ($1.32 per basic and diluted limited partner unit) for the same period of 2008.
Commenting on the fourth quarter of 2009, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We concluded 2009 with a fourth consecutive quarter of solid operating results. For the fourth quarter, distributable cash flow increased $3.6 million or 21% over the same period of 2008, allowing us to declare our 21st consecutive distribution increase. EBITDA was $25.9 million, an increase of $4.5 million or 21% over the same period last year, in part reflecting increased shipments on our refined product, intermediate and crude pipeline systems as a result of increased production attributable to Holly Corporation’s (“Holly”) 15,000 bpd Navajo refinery capacity expansion in the first quarter of 2009. Additionally, fourth quarter earnings benefited from revenue contributions from our recent 2009 asset acquisitions. In December, we acquired logistics, storage and loading facilities from an affiliate of Sinclair Oil Company that support Holly’s Tulsa refinery operations as well as the Roadrunner and Beeson pipelines that provide Holly’s Navajo refinery with added feedstock flexibility. Also in December, we sold our 70% interest in Rio Grande to upgrade our asset portfolio into newer, more growth-oriented assets. We look forward to additional revenue contributions as we realize the full-year earnings from our late 2009 acquisitions. In 2009, we invested over $230 million in acquisitions and long-term growth projects. As we start 2010, we will also continue to explore additional organic and external growth opportunities that will further enhance unitholder value.”

Fourth Quarter 2009
Total revenues from continuing operations for the fourth quarter of 2009 were $38.4 million, a $6.6 million increase compared to the three months ended December 31, 2008. This increase was due to overall increased shipments on our pipeline systems, the effect of the July 2009 annual tariff increases on affiliate pipeline shipments, an increase in previously deferred revenue realized and revenues attributable to our newly acquired Tulsa facilities. Increased volumes attributable to Holly’s recent refinery expansion, including volumes shipped on our new 16” intermediate and Beeson pipelines, contributed to an 11% increase in affiliate pipeline shipments.
•
Revenues from our refined product pipelines were $18.8 million, an increase of $0.8 million compared to the fourth quarter of 2008. This increase was due to increased affiliate shipments on our refined product pipeline system, the effect of the July 2009 annual tariff increase on affiliate refined product shipments and a $1 million increase in previously deferred revenue realized. These factors were partially offset by a decrease in third party refined product pipeline shipments. Shipments on our refined product pipeline system averaged 133.4 thousand barrels per day (“mbpd”) compared to 134.5 mbpd for the same period last year.

•
Revenues from our intermediate pipelines were $4.9 million, an increase of $2 million compared to the fourth quarter of 2008. This increase was due to increased shipments on our intermediate pipeline system including volumes shipped on our new 16” pipeline, the effect of the July 2009 annual tariff increase on intermediate pipeline shipments and a $0.4 million increase in previously deferred revenue realized. Shipments on our intermediate product pipeline system increased to an average of 85.5 mbpd compared to 61.4 mbpd for the same period last year.

•
Revenues from our crude pipelines were $8.1 million, an increase of $1.2 million compared to the fourth quarter of 2008. This increase includes $0.8 million in revenues attributable our Roadrunner Pipeline transportation agreement with Holly. Shipments on our crude pipeline system increased to an average of 140 mbpd compared to 135.1 mbpd for the same period last year.

•
Revenues from terminal, tankage and loading rack fees were $6.6 million, an increase of $2.6 million compared to the fourth quarter of 2008. This increase includes $2.0 million in revenues attributable to volumes transferred via our newly acquired Tulsa facilities.

Full Year 2009
Total revenues from continuing operations for the year ended December 31, 2009 were $146.6 million, a $37.7 million increase compared to the year ended December 31, 2008. This increase was due to overall increased shipments on our pipeline systems, increased revenues attributable to our crude pipeline assets acquired in the first quarter of 2008, the effect of annual tariff increases on affiliate pipeline shipments, an increase in previously deferred revenue realized and revenues attributable to our newly acquired Tulsa facilities. Affiliate shipment volumes for the year ended December 31, 2009 were impacted by the effects of reduced production during Holly’s planned maintenance turnaround of its Navajo refinery in the first quarter of 2009. Additionally, third-party refined product shipments were up for 2009 compared to last year’s, which were down as a result of limited production resulting from an explosion and fire at Alon’s Big Spring refinery in the first quarter of 2008.
•
Revenues from our refined product pipelines were $81.1 million, an increase of $21.4 million compared to the year ended December 31, 2008. This increase was due to increased shipments on our refined product pipeline system, the effect of the annual tariff increase on affiliate refined product shipments and a $10.7 million increase in previously deferred revenue realized. Shipments on our refined product pipeline system increased to an average of 131.7 mbpd compared to 106 mbpd for the same period last year.

•
Revenues from our intermediate pipelines were $16.4 million, an increase of $4.4 million compared to the year ended December 31, 2008. This increase was due to increased shipments on our intermediate pipeline system including volumes shipped on our new 16” pipeline, the effect of annual tariff increase on intermediate pipeline shipments and a $1.1 million increase in previously deferred revenue realized. Shipments on our intermediate product pipeline system increased to an average of 69.8 mbpd compared to 58.9 mbpd for the same period last year.

•
Revenues from our crude pipelines were $29.3 million, an increase of $6.9 million compared to the year ended December 31, 2008. This increase was due to the realization of revenues from crude oil shipments for a full twelve-month period during the year ended December 31, 2009 compared to ten months of shipments during the same period last year due to the commencement of operations on March 1, 2008 and increased shipments on our crude pipeline system. Additionally, this increase includes $0.8 million in revenues related to our Roadrunner Pipeline transportation agreement with Holly. Shipments on our crude pipeline system increased to an average of 137.2 mbpd during the year ended December 31, 2009 compared to 111.4 mbpd for the same period last year.

•
Revenues from terminal, tankage and loading rack fees were $19.8 million, an increase of $5 million compared to the year ended December 31, 2008. This increase includes $2.5 million in revenues attributable to volumes transferred via our newly acquired Tulsa facilities.

Our revenues from continuing operations for the three months and year ended December 31, 2009 include the recognition of $1.8 million and $15.7 million, respectively, of prior shortfalls billed to shippers in 2008 as they did not meet their minimum volume commitments in any of the subsequent four quarters. Additionally, deferred revenue in our consolidated balance sheets at December 31, 2009 is $8.4 million. Although shortfall billings are initially recorded as deferred revenue, they are included in our distributable cash flow as they occur. These deferred revenue amounts are later recognized as revenue and included in net income within a one year period either when a shipper exceeds its minimum volume commitments and is able to utilize these shortfall payments as a credit or when a shipper’s rights to these shortfall payments expire and are no longer subject to recapture.
Operating costs and expenses were $22 million and $78.3 million for the three months and year ended December 31, 2009, respectively, an increase of $3.5 million and $11.1 million compared to the same periods of 2008, respectively. These increases were due to increased costs attributable to higher throughput volumes, including those from our 2009 asset acquisitions, and higher depreciation, maintenance and payroll expense. Additionally, operating costs and expenses for the year ended December 31, 2009 reflect crude pipeline operating costs for a full twelve-month period compared to ten months in 2008 due to the commencement of our crude pipeline operations on March 1, 2008. Furthermore, under new accounting requirements effective January 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our March 2009 acquisition of a 25% interest in the SLC Pipeline from Plains All American Pipeline, L.P. (“Plains”).
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=65673.
An audio archive of this webcast will be available using the link above through February 25, 2010.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Corporation operates through its subsidiaries a 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico, a 31,000 bpsd refinery in Woods Cross, Utah and a 125,000 bpsd refinery in Tulsa, Oklahoma. A Holly Corporation subsidiary owns a 34% interest (including the general partner interest) in the Partnership.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “explore,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” “look forward to,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions, and those of our general partner, using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors, include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	the economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products and crude oil in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2009 and 2008.

	Three Months Ended
	December 31,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$12,020	$11,452	$568
Affiliates — intermediate pipelines	4,924	2,915	2,009
Affiliates — crude pipelines	8,051	6,856	1,195

	24,995	21,223	3,772
Third parties — refined product pipelines	6,805	6,609	196

	31,800	27,832	3,968

Terminals, refinery tankage and loading racks:
Affiliates	4,654	2,607	2,047
Third parties	1,971	1,405	566

	6,625	4,012	2,613

Total revenues	38,425	31,844	6,581

Operating costs and expenses:
Operations	11,927	9,994	1,933
Depreciation and amortization	7,505	6,367	1,138
General and administrative	2,607	2,136	471

	22,039	18,497	3,542

Operating income	16,386	13,347	3,039

Other income (expense):
Equity in earnings of SLC Pipeline	610	—	610
Interest income	1	12	(11)
Interest expense, including amortization	(5,276)	(7,562)	2,286
Other	2	(17)	19

Income from continuing operations before income taxes	11,723	5,780	5,943

State income tax	246	(79)	325

Income from continuing operations	11,969	5,701	6,268

Discontinued operations(1)
Income from discontinued operations, net of noncontrolling interest	1,196	1,432	(236)
Gain on sale of interest in Rio Grande	14,479	—	14,479

Income from discontinued operations	15,675	1,432	14,243

Net income	27,644	7,133	20,511

Less general partner interest in net income, including incentive distributions(2)	2,784	1,172	1,612

Limited partners’ interest in net income	$24,860	$5,961	$18,899

Limited partners’ earnings per unit — basic and diluted:(2)(3)
Continuing operations	$0.47	$0.28	$0.19
Discontinued operations	0.06	0.09	(0.03)
Gain from discontinued operations	0.69	—	0.69

Net income	$1.22	$0.37	$0.85

Weighted average limited partners’ units outstanding	20,434	16,328	4,106

EBITDA(4)	$25,876	$21,410	$4,466

Distributable cash flow(5)	$20,537	$16,913	$3,624

Volumes from continuing operations — barrels per day (“bpd”)(1)

Pipelines:
Affiliates — refined product pipelines	95,455	93,181	2,274
Affiliates — intermediate pipelines	85,519	61,359	24,160
Affiliates — crude pipelines	140,000	135,138	4,862

	320,974	289,678	31,296
Third parties — refined product pipelines	37,958	41,317	(3,359)

	358,932	330,995	27,937

Terminals and loading racks:
Affiliates	136,576	115,285	21,291
Third parties	40,228	34,715	5,513

	176,804	150,000	26,804

Total for pipelines and terminal assets (bpd)	535,736	480,995	54,741

	Years Ended December 31,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$43,206	$40,446	$2,760
Affiliates — intermediate pipelines	16,362	11,917	4,445
Affiliates — crude pipelines	29,266	22,380	6,886

	88,834	74,743	14,091
Third parties — refined product pipelines	37,930	19,314	18,616

	126,764	94,057	32,707

Terminals, refinery tankage and loading racks:
Affiliates	12,561	10,297	2,264
Third parties	7,236	4,468	2,768

	19,797	14,765	5,032

Total revenues	146,561	108,822	37,739

Operating costs and expenses:
Operations	44,003	38,920	5,083
Depreciation and amortization	26,714	21,937	4,777
General and administrative	7,586	6,380	1,206

	78,303	67,237	11,066

Operating income	68,258	41,585	26,673

Other income (expense):
Equity in earnings of SLC Pipeline	1,919	—	1,919
SLC Pipeline acquisition costs	(2,500)	—	(2,500)
Interest income	11	118	(107)
Interest expense, including amortization	(21,501)	(21,763)	262
Gain on sale of assets	—	36	(36)
Other	67	990	(923)

Income from continuing operations before income taxes	46,254	20,966	25,288

State income tax	(20)	(270)	250

Income from continuing operations	46,234	20,696	25,538

Discontinued operations(1)
Income from discontinued operations, net of noncontrolling interest	5,301	4,671	630
Gain on sale of interest in Rio Grande	14,479	—	14,479

Income from discontinued operations	19,780	4,671	15,109

Net income	66,014	25,367	40,647

Less general partner interest in net income, including incentive distributions(2)	7,947	3,913	4,034

Limited partners’ interest in net income	$58,067	$21,454	$36,613

Limited partners’ earnings per unit — basic and diluted:(2)(3)
Continuing operations	$2.12	$1.04	$1.08
Discontinued operations	0.28	0.28	—
Gain from discontinued operations	0.78	—	0.78

Net income	$3.18	$1.32	$1.86

Weighted average limited partners’ units outstanding	18,268	16,291	1,977

EBITDA(4)	$100,707	$70,195	$30,512

Distributable cash flow(5)	$72,213	$60,365	$11,848

Volumes from continuing operations — bpd(1)

Pipelines:
Affiliates — refined product pipelines	88,001	83,203	4,798
Affiliates — intermediate pipelines	69,794	58,855	10,939
Affiliates — crude pipelines	137,244	111,426	25,818

	295,039	253,484	41,555
Third parties — refined product pipelines	43,709	22,756	20,953

	338,748	276,240	62,508

Terminals and loading racks:
Affiliates	114,431	109,539	4,892
Third parties	42,206	32,737	9,469

	156,637	142,276	14,361

Total for pipelines and terminal assets (bpd)	495,385	418,516	76,869

(1)
On December 1, 2009, we sold our 70% interest in Rio Grande. Accordingly, results of operations of Rio Grande are presented in discontinued operations. Additionally, pipeline volume information excludes volumes attributable to Rio Grande.

(2)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions for the three months and year ended December 31, 2009 were $2.3 million and $6.7 million, respectively, and for the three months and year ended December 31, 2008, were $1.2 million and $3.9 million, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(3)
New accounting standards became effective January 1, 2009 that prescribe the application of the two-class method in computing earnings per unit to reflect a master limited partnership’s contractual obligation to make distributions to the general partner, limited partners and incentive distribution rights holders. As a result, our quarterly earnings allocations to the general partner now include incentive distributions that were declared subsequent to quarter end. Prior to our adoption of these standards, our general partner earnings allocations included incentive distributions that were declared during each quarter. We have applied these standards on a retrospective basis. The application of these standards resulted in a decrease in our limited partners’ per unit interest in net income of $0.02 for the year ended December 31, 2008.

(4)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements, with the exception of EBITDA from discontinued operations. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)

Income from continuing operations	$11,969	$5,701	$46,234	$20,696

Add (Subtract):
Interest expense	5,224	5,017	20,620	18,479
Amortization of discount and deferred debt issuance costs	177	263	706	1,002
Increase (decrease) in interest expense — change in fair value of interest rate swaps	(125)	2,282	175	2,282
Interest income	(1)	(12)	(11)	(118)
State income tax	(246)	79	20	270
Depreciation and amortization	7,505	6,367	26,714	21,937
EBITDA from discontinued operations (excludes gain on sale of Rio Grande)	1,373	1,713	6,249	5,647

EBITDA	$25,876	$21,410	$100,707	$70,195

(5)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline, maintenance capital expenditures and distributable cash flow from discontinued operations. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In thousands)

Income from continuing operations	$11,969	$5,701	$46,234	$20,696

Add (Subtract):
Depreciation and amortization	7,505	6,367	26,714	21,937
Amortization of discount and deferred debt issuance costs	177	263	706	1,002
Increase (decrease) in interest expense — change in fair value of interest rate swaps	(125)	2,282	175	2,282
Equity in excess cash flows over earnings of SLC Pipeline	165	—	552	—
Increase (decrease) in deferred revenue	820	1,320	(7,256)	11,958
SLC Pipeline acquisition costs*	—	—	2,500	—
Maintenance capital expenditures**	(1,333)	(715)	(3,595)	(3,133)
Distributable cash flow from discontinued operations (excludes gain on sale of Rio Grande)	1,359	1,695	6,183	5,623

Distributable cash flow	$20,537	$16,913	$72,213	$60,365

*
Under accounting standards, effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our joint venture agreement with Plains that closed in March 2009. As these costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures, we have added back these costs to arrive at distributable cash flow.

**
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	December 31,	December 31,
	2009	2008
	(In thousands)

Balance Sheet Data

Cash and cash equivalents	$2,508	$3,708
Working capital(6)	$4,404	$(37,832)
Total assets	$616,845	$439,688
Long-term debt(7)	$390,827	$355,793
Total equity(8)	$193,864	$8,120

(6)	Working capital at December 31, 2008 reflects $29 million of credit agreement advances that were classified as short-term borrowings.

(7)	Includes $206 million and $171 million of credit agreement advances that were classified as long-term debt at December 31, 2009 and 2008, respectively.

(8)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004, the intermediate pipelines purchased from Holly in 2005 and the assets purchased from Holly in 2009 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $160.4 million would have been recorded as increases to our properties and equipment and intangible assets instead of reductions to equity.

FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
Chief Financial Officer
M. Neale Hickerson, Vice President,
Investor Relations
Holly Energy Partners, L.P.
214/871-3555